                                                                    EXHIBIT 99.1

Dan River Inc.
P.O. Box 261                                     NEWS RELEASE
Danville, Virginia 24543

For Immediate Release:                                October 14, 1998

Contact:
Scott D. Batson-Vice President-Finance
(804)799-4113

DAN RIVER INC. ACQUIRES THE BIBB COMPANY


Today, Dan River Inc. (NYSE:DRF) and The Bibb Company (AMEX:BIB) announced that their shareholders have approved the acquisition of Bibb by Dan River, headquartered in Danville, Virginia, in a transaction valued at approximately $250 million. Preliminary results indicate that holders of 9,853,182 shares of the 10,061,576 Bibb shares outstanding elected to receive their merger consideration in cash and holders of 6,207 shares elected to receive stock. In accordance with the merger agreement, the cash elections will be prorated to result in a 50% cash/50% stock transaction.

Following this transaction Dan River Inc. will have annual sales of approximately $750 million and approximately 8,000 associates. The combination makes Dan River one of the largest vertical manufacturers and marketers of bed products in the United States.

Joseph L. Lanier, Jr., Chairman and Chief Executive Officer of Dan River said, "The acquisition of Bibb permits us to continue growing our home fashions business while enhancing our market position by adding three new bedding segments; the juvenile, health care and hospitality markets. This creates a stronger more competitive home fashions company. "

Mr. Lanier further stated, "Now that the acquisition has taken place we can get about the business of putting these two fine companies together. We will be rationalizing the administrative functions and aligning the manufacturing operations very quickly, as well as embarking on an expanded modernization program. The results of these actions should provide significant cost reductions to be realized over the next year. We are excited by the opportunity to create this stronger, more competitive company and the benefits it will bring to our shareholders, associates and customers."

Dan River Inc. is a leading manufacturer and marketer of textile products for the home fashions and apparel fabrics markets. The company designs, manufactures and markets a coordinated line of value-added home fashions products consisting of packaged bedroom furnishings such as comforters, sheets, pillowcases, shams bed skirts, decorative pillows and draperies. These home fashions products are sold under the Dan River trade name as well as Alexander Julian, D. Porthault, John Wilman, and Nautica licenses. Dan River also manufactures and markets a broad range of high quality woven cotton and cotton blend fabrics for apparel and is the leading supplier of men's dress shirting fabrics in North America. Dan River operates manufacturing facilities in Virginia, North Carolina, and Tennessee.

Bibb is a manufacturer and marketer of consumer products for the home, principally sheets, bedding and bath accessories; textile products for the hospitality and healthcare industries; and specialty engineered textile products used in making high-pressure hoses and other industrial products. Bibb operates manufacturing facilities in Georgia, South Carolina, and Virginia.

Note: This press release contains statements regarding the expectations of Bibb and Dan River concerning future events and future performance of the combined companies. These statements constitute forward-looking statements under applicable securities laws. Dan River's performance after the consummation of the merger could be materially and adversely affected by, among other things, its inability to achieve cost savings or other anticipated benefits from the Bibb acquisition as planned, decreases in demand for Dan River's products, the failure to remain competitive with respect to factors such as price, product styling and customer service, fluctuations in the price and availability of cotton, deterioration of relationships with material customers, and adverse changes in general market and industry conditions. Management believes these forward looking statements are reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations. For a more detailed discussion of risks associated with Dan River's business, see Dan River's Current Report on Form 8-K which was filed with the Securities and Exchange Commission on September 28, 1998.



                                    - End -